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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-44941) pertaining to the 1991 Employee Stock Purchase Plan and the 1988 Stock Option Plan, the Registration Statement (Form S-8 No. 33-52186) pertaining to the 1992 Consultant Stock Option Plan, the Registration Statement (Form S-8 No. 33-70586) pertaining to the 1988 Stock Option Plan of Anergen, Inc. and the Registration Statement (Form S-8 No. 33-95660) pertaining to the 1995 Director Option Plan of our report dated February 7, 1997 with respect to the financial statements of Anergen, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.




ERNST & YOUNG
San Francisco, California
March 20, 1997